EXHIBIT 99.1

AutoZone Announces Change to Executive Committee

MEMPHIS, Tenn., Feb. 08, 2021 (GLOBE NEWSWIRE) -- AutoZone, Inc. (NYSE: AZO), today announced that Eric Gould, currently Vice President, Supply Chain Replenishment, has been promoted to Senior Vice President, Supply Chain replacing Mitchell Major, who passed away on January 29, 2021. In his new role, Gould, who joined the company in 1992, will serve on the company’s Executive Committee.

“As a seasoned and accomplished 29-year AutoZoner, Eric brings innovation, proven leadership, and a wealth of knowledge to our senior leadership team. Eric’s past contributions to the company have been invaluable and he is well-positioned to effectively serve the organization and our customers at a high level for many years to come,” said Bill Rhodes, Chairman, President and Chief Executive Officer, Customer Satisfaction.

“It is with the heaviest of hearts that we mourn Mitch’s passing. He was an extraordinary leader and strategist. Mitch also gave selflessly of his time and energy to build his community and develop others. His legacy will endure,” said Rhodes.

About AutoZone:
As of November 21, 2020, the Company had 5,924 stores in the U.S., 621 stores in Mexico, and 45 stores in Brazil for a total store count of 6,590.

AutoZone is the leading retailer and a leading distributor of automotive replacement parts and accessories in the Americas. Each AutoZone store carries an extensive product line for cars, sport utility vehicles, vans and light trucks, including new and remanufactured automotive hard parts, maintenance items, accessories, and non-automotive products. Many stores also have a commercial sales program that provides commercial credit and prompt delivery of parts and other products to local, regional and national repair garages, dealers, service stations and public sector accounts. We also have commercial programs in all stores in Mexico and Brazil. AutoZone also sells the ALLDATA brand diagnostic and repair software through www.alldata.com and www.alldatadiy.com. Additionally, we sell automotive hard parts, maintenance items, accessories and non-automotive products through www.autozone.com and our commercial customers can make purchases through www.autozonepro.com. We also provide product information on our Duralast branded products through www.duralastparts.com. AutoZone does not derive revenue from automotive repair or installation.

Contact Information:
Financial: Brian Campbell at (901) 495-7005, brian.campbell@autozone.com
Media: David McKinney at (901) 495-7951, david.mckinney@autozone.com